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                                                                    Exhibit 22.1

                    PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

 1. Pinnacle Domestic International Sales Corporation, a California Corporation

 2. Pinnacle Systems Ltd., a United Kingdom Incorporated Company

 3. Pinnacle Foreign Sales Corporation, U.S. Virgin Islands Corporation

 4. Pinnacle Systems C.V., a limited partnership formed under the laws of the Netherlands

 5. Pinnacle Systems GmbH, a corporation organized under the laws of Germany

 6. Pinnacle Systems B.V., a corporation organized under the laws of the Netherlands

 7. Pinnacle Systems S.A.R.L., a corporation organized under the laws of France

 8. Bernardo Merger Corporation, a Delaware Corporation

 9. Walsh Merger Corporation, a Delaware Corporation

10. Truevision, Inc., a Delaware Corporation

11. RasterOps GmbH, a corporation organized under the laws of Germany

12. RasterOps B.V., a corporation organized under the laws of the Netherlands

13. Truevision France SARL, a corporation organized under the laws of France

14. RasterOps U.K. Limited, a United Kingdom Incorporated Company

15. RasterOps Foreign Sales Corporation, a Barbados Corporation

16. Synergy, Inc. a Utah Corporation

17. Puffin Designs, Inc., a California Corporation

18. 1117 Acquisition Corporation, a Delaware Corporation

19. The Montage Group, Ltd., a New Hampshire Corporation

20. Avid Sports, Inc., a Delaware Corporation

21. Propel Ahead, Inc., a New York Corporation

22. PS Miro Holdings, Inc. & Co., KG a limited partnership organized under the laws of Germany

23. PS Miro Holdings, Inc., a Delaware Corporation continued under the laws of Nova Scotia, Canada

24. Uncut Audio Corporation, a California Corporation